Filed pursuant to Rule 433
Registration Statements Nos. 333-163665 and 333-163665-01
Relating to Preliminary Prospectus Supplement dated
December 5, 2011
Pricing Term Sheet
A preliminary prospectus supplement of Petrobras International Finance Company accompanies this free writing prospectus and is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras International Finance Company

Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. — Petrobras

Form:	Senior Unsecured Notes

Offering:	SEC-Registered

Currency:	Pounds Sterling (“£”)

Principal Amount:	£700,000,000

Coupon Rate:	6.250%

Maturity:	December 14, 2026

Interest Basis:	Payable annually on December 14

Day Count:	Actual/Actual

First Interest Payment Date:	December 14, 2012 (long first coupon)

Gross Proceeds:	£684,782,000

Issue Price:	97.826%

Government Benchmark:	UKT 5% due March 7, 2025

Benchmark Price:	125.74%

Benchmark Yield:	2.679%

Spread to Benchmark:	370 bps

Yield to Investors:	6.379%

Make-Whole Call Spread:	+55 bps

Pricing Date:	December 5, 2011

Settlement Date:	December 12, 2011 (T+5)

Listing:	Application has been made to admit the Notes to listing on the official list of the Luxembourg Stock Exchange and trading on the Euro MTF market

Denominations:	£100,000 and integral multiples of £1,000 in excess thereof

Common Code:	071850200

ISIN:	XS0718502007

Joint Bookrunners:	Banco Bradesco BBI S.A.
Banco Santander, S.A.
BB Securities Ltd.
Crédit Agricole Corporate and Investment Bank
Deutsche Bank AG, London Branch
HSBC Bank plc

Co-Managers:	Banca IMI S.p.A.
Mitsubishi UFJ Securities International plc
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Banco Bradesco BBI S.A. collect at 1-212-888-9145, Banco Santander, S.A. collect at 44-20-7756-4380, BB Securities Ltd. collect at 44-20-7367-5800, Crédit Agricole Corporate and Investment Bank toll-free at 1-866-807-6030, Deutsche Bank AG, London Branch toll-free at 1-800-503-4611 and HSBC Bank plc collect at +44 (0) 20 7991 8888.